Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 12, 2011 (this “Agreement”), among Graham Packaging Company Inc., a Delaware corporation (the “Company”), Graham Packaging Holdings Company, a Pennsylvania limited partnership (“Holdings”), and BCP/Graham Holdings L.L.C., a Delaware limited liability company and the sole general partner of Holdings (solely for purposes of Section 4.07).

RECITALS

WHEREAS, the Company is entering into an Agreement and Plan of Merger (the “Company Merger Agreement”), dated as of the date hereof, with Silgan Holdings Inc., a Delaware corporation (“Parent”), pursuant to which the Company will merge with and into Parent (the “Company Merger”);

WHEREAS, Section 263 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 8545(c) of the Revised Uniform Limited Partnership Act of the State of Pennsylvania (the “Pennsylvania Act”) authorize the merger of a Pennsylvania limited partnership with and into a Delaware corporation; and

WHEREAS, in connection with, and immediately prior to, the Company Merger, Holdings desires to merge with and into the Company (the “Holdings Merger”).

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Pennsylvania Act, Holdings shall be merged with and into the Company, with the Company surviving the merger (the “Holdings Merger”). As a result of the Holdings Merger, the separate limited partnership existence of Holdings shall cease and the Company shall continue as the surviving entity in the Holdings Merger (the “Surviving Corporation”).

SECTION 1.02. Effective Time. Subject to the provisions of this Agreement, immediately prior to the effective time of the Company Merger, the parties shall cause the Holdings Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Pennsylvania (the “Certificates of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL and the Pennsylvania Act, and shall make all other filings or recordings required under the DGCL and the Pennsylvania Act in connection with the Holdings Merger. The Holdings Merger shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Pennsylvania or at such later time as the Company and Holdings shall agree and shall specify in the Certificates of Merger (the time the Holdings Merger becomes effective being hereinafter referred to as the “Effective Time”). For the avoidance of doubt, the Company shall not be required to consummate the Holdings Merger if it has not received the certificate contemplated by Section 5.16 of the Company Merger Agreement.

SECTION 1.03. Effects of the Merger. The Holdings Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and the Pennsylvania Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Holdings shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Holdings shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.04. Organizational Documents. The Certificate of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms. At the Effective Time, the limited partnership agreement of Holdings shall terminate and shall cease to have any further force or effect.

SECTION 1.05. Directors and Officers of the Surviving Corporation. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable law.

SECTION 1.06. Effect of the Holdings Merger on Equity Interests. At the Effective Time of the Holdings Merger, by virtue of the Holdings Merger and without any action on the part of any holder of any shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), or any partnership interests of Holdings (each, a “Partnership Unit”):

(a) Each issued and outstanding share of Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Holdings Merger.

(b) Each issued and outstanding Partnership Unit outstanding immediately prior to Effective Time that is held by the Company or by BCP/Graham Holdings L.L.C. shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each issued and outstanding Partnership Unit of Holdings outstanding immediately prior to the Effective Time that is held by any person other than the Company or BCP/Graham Holdings L.L.C. shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Common Stock (the “Exchange Rate”).

(e) The Exchange Rate shall be adjusted accordingly and equitably if there is: (1) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the Partnership Units that is not accompanied by an identical subdivision or combination of the shares of Common Stock; or (2) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the shares of Common Stock that is not accompanied by an identical subdivision or combination of the Partnership Units.

SECTION 1.07. Holdings Stock Options. At the Effective Time, each Holdings Stock Option (as defined in the Company Merger Agreement), whether or not exercisable at the Effective Time, will be assumed by the Company. Subject to, and in accordance with, the terms of the applicable Holdings Stock Plan (as defined in the Company Merger Agreement) and award agreement, each Holdings Stock Option so assumed by the Company under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions (including with respect to vesting) set forth in the applicable Holdings Stock Option (including any applicable plan, award, agreement or other document evidencing such Holdings Stock Option) immediately prior to the Effective Time and be exercisable for that number of shares of Common Stock equal to the number of Partnership Units that were subject to such Holdings Stock Options immediately prior to the Effective Time, and the per share exercise price for the shares of Common Stock issuable upon exercise of such assumed Holdings Stock Option will be equal to the exercise price per Partnership Unit. The provisions of Section 1.06(e) shall apply mutatis mutandis to this Section 1.07.

ARTICLE III

TERMINATION

SECTION 3.01. Termination. This Agreement shall automatically terminate upon the termination of the Company Merger Agreement.

SECTION 3.02. Effect of Termination. If this Agreement is terminated pursuant to Section 3.01, this Agreement shall become void and of no effect with no liability on the part of either party hereto.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Amendments. Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by the Company and by Holdings , subject to Section 8546(b) of the Pennsylvania Act.

SECTION 4.02. Entire Agreement; Third Party Beneficiaries. This Agreement and the Company Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to and does not confer upon any person other than the parties hereto any legal or equitable rights or remedies, except that the provisions of Article IV shall be enforceable by the intended beneficiaries thereof.

SECTION 4.03. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 4.04. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 4.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 4.06. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

SECTION 4.07. Consent of Partners. Each of BCP/Graham Holdings L.L.C., as the sole general partner of Holdings, and the Company, as the holder of a majority of the Partnership Units, hereby consents to the Holdings Merger and the other transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GRAHAM PACKAGING COMPANY INC.

By:	/s/ Mark S. Burgess
	Name:	Mark S. Burgess
	Title:	Chief Executive Officer and Director

GRAHAM PACKAGING HOLDINGS COMPANY

By:	BCP/Graham Holdings L.L.C., its general partner

By:	/s/ Mark S. Burgess
	Name:	Mark S. Burgess
	Title:	Vice President, Finance and Administration

BCP/GRAHAM HOLDINGS L.L.C. (solely for purposes of Section 4.07)

By:	/s/ Mark S. Burgess
	Name:	Mark S. Burgess
	Title:	Vice President, Finance and Administration